As filed with the Securities and Exchange Commission on August 24, 2005
Registration No.: 333-127641

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERCHANGE FINANCIAL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	6021	22-2553159
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Park 80 West/ Plaza II
Saddle Brook, New Jersey 07663
(201) 703-2265
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)
Anthony S. Abbate
President and Chief Executive Officer
Interchange Financial Services Corporation
Park 80 West/ Plaza II
Saddle Brook, New Jersey 07663
(201) 703-2265
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Peter G. Weinstock, Esq. Michael G. Keeley, Esq. Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telephone: (214) 855-4500	Robert A. Schwartz, Esq. Windels, Marx, Lane & Mittendorf 120 Albany Street New Brunswick, NJ 08901 Telephone: (732) 448-2548
     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box:    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price(2)	Registration Fee

Common stock, no par value	1,323,575 shares	$8.24	$10,900,000	$1,282.93(3)

(1)	Represents the number of shares of common stock, no par value per share, which are issuable upon consummation of the merger of Franklin Bank (“Franklin”) with and into Interchange Bank (“Bank”), a wholly-owned subsidiary of Registrant pursuant to the Agreement and Plan of Reorganization, dated June 23, 2005, by and between the Registrant, Bank and Franklin. The Registrant also hereby registers such additional shares of its common stock as may be issuable in the merger pursuant to the anti-dilution provisions of the Agreement and Plan of Reorganization.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(f)(2) of the Securities Act of 1933, as amended, based on the aggregate book value of the shares of Franklin common stock, par value $5.00 per share, as of June 30, 2005, currently expected to be exchanged for Registrant common stock pursuant to the merger.

(3)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Indemnification. The New Jersey Business Corporation Act (the “Act”) empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.
      With respect to any derivative action, a corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.
      The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.
      A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay a corporate agent’s expenses if the corporate agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.
      Article VI of the Registrant’s Certificate of Incorporation contains the following provision regarding indemnification:

The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees, and agents, and any other person serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the shares of the corporation entitled to vote thereon shall be required to amend or repeal any provision in Article III of this Certificate.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Interchange, pursuant to the foregoing provisions or otherwise, Interchange understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Interchange of expenses incurred or paid by a director, officer or controlling person of Interchange in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Interchange will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.	See Exhibit Index.
(b) Financial Statement Schedules.	Not applicable.
(c) Report, Opinion or Appraisal.	See Exhibits 5.1 and 8.1.

Item 22.	Undertakings
      (a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
      (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Saddle Brook, State of New Jersey, on August 24, 2005.

INTERCHANGE FINANCIAL SERVICES
CORPORATION

By:	/s/ Anthony S. Abbate

Anthony S. Abbate
President and Chief Executive Officer
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony S. Abbate Anthony S. Abbate	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2005

/s/ Charles T. Field Charles T. Field	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2005

/s/ Anthony D. Andora* Anthony D. Andora	Chairman of the Board	August 24, 2005

/s/ Gerald A. Calabrese, Jr.* Gerald A. Calabrese, Jr.	Director	August 24, 2005

/s/ Donald L. Correll* Donald L. Correll	Director	August 24, 2005

/s/ Anthony R. Coscia* Anthony R. Coscia	Director	August 24, 2005

/s/ John J. Eccleston* John J. Eccleston	Director	August 24, 2005

/s/ David R. Ficca* David R. Ficca	Director	August 24, 2005

/s/ James E. Healey* James E. Healey	Director	August 24, 2005

Signature	Title	Date

/s/ Nicholas R. Marcalus* Nicholas R. Marcalus	Director	August 24, 2005

/s/ Eleanore S. Nissley* Eleanore S. Nissley	Director	August 24, 2005

/s/ Jeremiah F. O’Connor* Jeremiah F. O’Connor	Vice Chairman of the Board	August 24, 2005

/s/ Robert P. Rittereiser* Robert P. Rittereiser	Director	August 24, 2005

/s/ William Schuber* William Schuber	Director	August 24, 2005

* By: /s/ Anthony S. Abbate Anthony S. Abbate Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Exhibit

2	.1*	Agreement and Plan of Reorganization, dated as of June 23, 2005, by and between Interchange Financial Services Corporation and Franklin Bank (included as Annex A to the accompanying Proxy Statement-Prospectus, without certain exhibits).

3.1		Restated Certificate of Incorporation, as amended, of Interchange Financial Services Corporation (incorporated herein by reference to Exhibit 3.1 to Interchange Financial Services Corporation Current Report on Form 8-K/ A, filed August 3, 2005).

3.2		Amended and Restated Bylaws of Interchange Financial Services Corporation, dated October 24, 2002 (incorporated by reference to Exhibit 4(b) to the Interchange Financial Services Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4.1		See Exhibits 3.1 and 3.2.

5.1		Opinion of Andora & Romano, LLC as to the legality of the shares to be issued (including consent).

8.1		Opinion of Jenkens & Gilchrist, a Professional Corporation as to certain federal income tax matters (including consent).

23.1		Consent of Deloitte & Touche LLP (relating to financial statements of Interchange Financial Services Corporation). (previously filed)

23.2		Consent of Andora & Romano, LLC (included in Exhibit 5.1).

23.3		Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 8.1).

23.4		Consent of McConnell, Budd & Romano, Inc. (previously filed)

24.1		Powers of Attorney (the manually signed power of attorney is set forth in the signature page of the Registration Statement). (previously filed)

99.1		Form of Franklin proxy card. (previously filed)

99.2		Form of Letter of Transmittal with respect to shares of common stock of Franklin Bank in connection with the proposed merger of Franklin Bank with Interchange Bank

99	.3*	Fairness Opinion of McConnell, Budd & Romano, Inc. relating to Franklin Bank (included in Annex C to the accompanying Proxy Statement-Prospectus).

*	Included elsewhere in the registration statement